Exhibit 10.1

Via DocuSign

June 1, 2021

Stefani Wolff

Re:  Offer of Employment

Dear Stefani:

On behalf of Nurix Therapeutics (the “Company”), I am pleased to invite you to join the Company as Chief Operating Officer and Executive Vice President of Product Development, reporting to Arthur T. Sands, Chief Executive Officer.

As we have discussed many aspects of this position, I will attempt to summarize your initial primary areas of responsibility only briefly with respect to drug development: 1) program and portfolio management, supervising clinical and preclinical development Program Team Leads and Project Managers; 2) product planning and pre-commercial strategy; 3) clinical operations; 4) regulatory affairs; 5) CMC; 6) toxicology; 7) quality assurance; and 8) medical communications.  Your general management responsibilities will include membership on the Executive Management Team and chairing our Asset Teams for each of our development candidate programs. You will also participate regularly in relevant sections of the board of directors meetings as well as other internal drug discovery and clinical development meetings as may be required or helpful. Externally, you will participate from time to time in investor meetings and conferences as well as key medical conferences, advisory board meetings, and meetings with regulatory authorities.  As your role evolves, we would anticipate you playing a key role in Nurix’s subsidiary strategy, operations and growth planning with increasing responsibilities for our operations at our San Francisco site. We believe Nurix represents an extraordinary opportunity, and we look forward to you joining our Company.

Below are details of the compensation and benefits program we are offering as part of your employment with Nurix, as well as other terms of your employment.  We believe that we have put together a very strong offer that we hope conveys the excitement we feel about your candidacy.  Should you have any questions regarding any part of this offer, or wish to receive additional details, please let us know.

Should you accept this offer, your annualized base salary rate between June 14, 2021 and August 15, 2021 will be $142,500 less all required deductions and withholdings, paid according to our regular pay periods. When you begin full time work on August 16, 2021, your annualized salary will increase to

$475,000 and your bonus target for 2021 will be 40% of your base salary, prorated to your full time start date. In future years, your bonus target will be a minimum of 40% of your base salary.  You will receive any bonus you are eligible to receive with the same timing of such paid to other members of the executive team. Because payment of a bonus is based on a combination of corporate and individual performance as related to Nurix’s corporate goals and your individual performance goals, Nurix cannot guarantee that a bonus will be paid in any given year.  Formal performance appraisals occur once per year and you shall be entitled to a salary review every calendar year.   You are also eligible to participate during your employment in the Company’s Severance and Change in Control Plan, a copy of which is annexed hereto.

You also will receive a one-time sign on bonus of $150,000, payable upon your full time start date of August 16, 2021. You agree that if you voluntarily resign your position without Good Reason (as defined in the aforementioned Severance and Change in Control Plan) with Nurix within the first year of employment, you will repay the full amount of that bonus within thirty days of your resignation.

An important component of your compensation includes the opportunity for ownership in the Company.  After you commence employment, and subject to approval by our Board of Directors (the “Board”), Nurix will grant you an option to purchase 443,865 shares (equivalent to 1% of common shares outstanding of 44,386,462) of the Company's common stock at the fair market value determined by the Board as of the date of grant (the “Option”, the date of which is in accordance with our current practice which is the 2nd Tuesday the following month after the first day of employment with vesting to commence upon the first day of full time employment).  The Option will be subject to the terms and conditions of the Company's Equity Incentive Plan (the “Plan”) and your grant agreement.  Your grant agreement will reflect a four-year vesting schedule conditioned on your continuous service with the Company as a full-time employee, under which 25% of your Option will vest after 12 months and 1/48th of the total will vest at the end of each month thereafter, until either the Option is fully vested or your employment ends, whichever occurs first.

As a full-time employee, you will be eligible for benefits, including 20 paid days off per year (sick days and vacation), in accordance with our policies for similarly-situated employees. You also will be eligible to participate in Nurix’s employee benefit plans, in accordance with the terms and eligibility requirements of those plans.  Currently, Nurix maintains group health insurance, vision and dental plans, a long-term disability plan, a group Life Insurance and AD&D plan, and a 401(k) savings plan.  Currently, Nurix contributes one-half of an employee’s contribution to the 401(k) plan, up to a maximum annual contribution of $3,500.  We have attached an electronic copy of our 2021 benefits plan.  You will also be entitled to indemnification by the Company under its Directors and Officers Liability Policy covering your acts or failures to act on behalf of the Company.  Your benefits begin the first day of the month after your first day of fulltime employment.  The Company may change compensation and benefits from time to time in its discretion.

As a condition of your employment, you will be required to abide by the Company’s policies and procedures. You also agree to read, sign and comply with the Company's Employee Proprietary Information and Inventions Agreement (“Proprietary Information Agreement”).

In your work for the Company, you will be expected not to make any unauthorized use of, or disclose, the confidential information or materials, including trade secrets, of any former employer or other third party to whom you owe an obligation of confidentiality.  Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which information is common knowledge in the industry or otherwise legally available in the public domain, or which otherwise is provided or developed by the Company.  By accepting employment with the Company, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph.  You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company in any manner.

As an additional condition of your employment, you agree that for a twelve-month period following the end of your employment (for whatever reason) you will not, directly or indirectly, on your own behalf or on behalf of others, solicit or induce any person employed by Nurix to work in any capacity for your new employer or for any other entity, firm, corporation or individual.

This offer is contingent upon our verification of your employment and educational history, your professional references, and satisfactory proof of your identity and right to work in the United States as required by law.  Any intentional misrepresentation or omission concerning your employment or educational history may result in actions up to and including revocation of this offer or termination of your employment at Nurix.

Your employment relationship is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason, with or without cause or advance notice. In addition, the Company retains the discretion to modify your employment terms from time to time.

This letter, together with your Proprietary Information Agreement, forms the complete and exclusive statement of your agreement with the Company concerning this offer.  The terms of this letter supersede any other representations or agreements made to you by any party, whether oral or written.  The terms of our agreement cannot be changed (except those changes expressly reserved to the Company's discretion in this letter) other than by a written agreement signed by you and a duly-authorized officer of the Company.

If you wish to accept employment at the Company under the terms described above, please sign and date this letter and the Proprietary Information Agreement, and return them to me by no later than June 10, 2021 at which time this offer will expire. If you accept our offer, we will arrange for you to start work part-time hours at 30% on a mutually acceptable date.

Stefani, Nurix is an ambitious undertaking, and we fully expect our Company to become a major force in developing and commercializing pharmaceutical therapies. To this end, we are assembling a team of uniquely qualified individuals with extraordinary knowledge, skills and drive.  We look forward to your arrival and to a productive and enjoyable working relationship.

Sincerely,

/s/ Arthur T. Sands

Arthur T. Sands

CEO

Understood and Accepted:

/s/ Stefani Wolff     June 10, 2021

Stefani Wolff Date

4